                             AGREEMENT AND PLAN OF MERGER



                              Dated as of June 8, 1997,


                                        Among


                           ATLAS COPCO NORTH AMERICA INC.,

                                 PS ACQUISITION CORP.


                                         And


                                 PRIME SERVICE, INC.


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                                  TABLE OF CONTENTS

                                                                    Page

                                      ARTICLE I.

                                      THE OFFER

    SECTION 1.01.  The Offer.......................................  1
    SECTION 1.02.  Company Actions.................................  3
    SECTION 1.03.  Directors.......................................  4


                                     ARTICLE II.

                                     The Merger

    SECTION 2.01.  The Merger......................................  5
    SECTION 2.02.  Closing.........................................  5
    SECTION 2.03.  Effective Time..................................  6
    SECTION 2.04.  Effects of the Merger...........................  6
    SECTION 2.05.  Certificate of Incorporation; By-Laws...........  6
    SECTION 2.06.  Directors.......................................  6
    SECTION 2.07.  Officers........................................  6


                                     ARTICLE III.

                             Effect of the Merger on the
                    Capital Stock of the Constituent Corporations

    SECTION 3.01.  Effect on Capital Stock.........................  6
    SECTION 3.02.  Treatment of Options............................  7
    SECTION 3.03.  Exchange of Certificates........................  8


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                                     ARTICLE IV.

                            Representations and Warranties

    SECTION 4.01.  Representations and Warranties of Company....... 10
    SECTION 4.02.  Representations and Warranties of Parent and
                    Newco.......................................... 24


                                      ARTICLE V.

              Covenants Relating to Conduct of Business Prior to Merger

    SECTION 5.01.  Conduct of Business of Company.................. 26



                                     ARTICLE VI.

                                Additional Agreements

    SECTION 6.01.  Proxy Statement; Stockholder Meeting............ 29
    SECTION 6.02.  Access to Information; Confidentiality.......... 29
    SECTION 6.03.  Reasonable Best Efforts......................... 30
    SECTION 6.04.  Indemnification................................. 30
    SECTION 6.05.  Public Announcements............................ 32
    SECTION 6.06.  Employee Benefits............................... 32
    SECTION 6.07.  No Solicitation................................. 32
    SECTION 6.08.  Resignation of Directors........................ 34
    SECTION 6.09.  Certain Agreements.............................. 34
    SECTION 6.10   Newco Obligations............................... 34


                                     ARTICLE VII.

                                 Conditions Precedent

    SECTION 7.01.  Conditions to Each Party's Obligation To Effect
                    the Merger..................................... 34
    SECTION 7.02.  Conditions to Obligations of Parent and Newco... 34

                                     ARTICLE VIII

                          Termination, Amendment and Waiver

    SECTION 8.01.  Termination..................................... 36
    SECTION 8.02.  Effect of Termination........................... 36
    SECTION 8.03.  Amendment....................................... 37
    SECTION 8.04.  Extension; Waiver............................... 37
    SECTION 8.05.  Procedure for Termination, Amendment, Extension
                    or Waiver....................................... 37


                                     ARTICLE IX.

                                  General Provisions

    SECTION 9.01.  Nonsurvival of Representations and Warranties... 37
    SECTION 9.02.  Fees and Expenses............................... 37
    SECTION 9.03.  Notices......................................... 38
    SECTION 9.04.  Definitions..................................... 39
    SECTION 9.05.  Interpretation.................................. 40
    SECTION 9.06.  Counterparts.................................... 40
    SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries.. 40
    SECTION 9.08.  GOVERNING LAW................................... 41
    SECTION 9.09.  Assignment...................................... 41
    SECTION 9.10   Enforcement..................................... 41
    SECTION 9.11   Consent to Jurisdiction......................... 41

                             AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of June 8, 1997, by and among ATLAS COPCO NORTH AMERICA INC., a Delaware corporation ("Parent"), PS ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Newco"), and PRIME SERVICE, INC., a Delaware corporation ("Company").

         WHEREAS, the respective Boards of Directors of Parent, Newco and Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination contemplated hereby upon the terms and subject to the conditions set forth herein;

         WHEREAS, it is intended that the business combination contemplated hereby be accomplished by Newco commencing a cash tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of Company (the "Company Common Stock"), to be followed by a merger of Newco with and into Company, with Company being the surviving corporation and a wholly-owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

         WHEREAS, Parent, Newco and Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

         WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into an agreement with certain stockholders of Company (the "Stockholder Agreement") pursuant to which, among other things, such stockholders shall agree to take certain actions to support the transactions contemplated by this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                      ARTICLE I.

                                      THE OFFER

         SECTION 1.01.  The Offer.

         (a) Subject to the provisions of this Agreement, as soon as practicable, but in no event later than five (5) business days from the date hereof, Newco shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended

(the "Exchange Act")) an offer to purchase all outstanding shares of Company Common Stock at a price per share of $32.00 net to the seller in cash, without interest, subject only to all of the conditions set forth herein and in Annex I (together with any amendments or supplements thereto, the "Offer"). The per share amount shall be net to the seller in cash, upon the terms and subject to the conditions of the Offer and subject to reduction for any applicable federal, state, local or foreign back-up or other applicable withholding or stock transfer taxes. Subject to the provisions of this Agreement and the conditions set forth in Annex I, Newco shall keep the Offer open until at least midnight, New York City time, on the date twenty (20) business days from the date of its commencement. As soon as legally permissible after such date and time, Newco will accept for payment all shares of Company Common Stock validly tendered pursuant to the Offer and not withdrawn and pay for all such shares of Company Common Stock as promptly as practicable thereafter, in each case upon the terms and subject to the conditions of the Offer. The obligations of Newco to accept for payment and to pay for any shares of Company Common Stock validly tendered shall be subject only to the conditions set forth in Annex I. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Annex I.

         (b) Newco expressly reserves the right to waive any conditions to the Offer, in whole or in part at any time or from time to time, in its sole discretion (other than the conditions set forth in clauses (i) and (iii)(D) of Annex I), to increase the price per share payable in the Offer, to extend the duration of the Offer, or to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of Company, Newco shall not (i) decrease the price per share of Company Common Stock being offered pursuant to the Offer, (ii) change the form of consideration to be paid pursuant to the Offer, (iii) decrease the number of shares of Company Common Stock being sought pursuant to the Offer,
(iv) amend or modify any of the conditions to the Offer set forth in Annex I,
(v) impose any additional conditions to the Offer, (vi) extend the Offer, if all of the Offer conditions are satisfied or waived, or (vii) amend any other term or condition of the Offer. Notwithstanding anything to the contrary contained herein, Newco may, in its sole discretion and without the consent of Company, extend the Offer at any time and from time to time (A) if at the then scheduled expiration date of the Offer any of the conditions set forth in Annex I have not been satisfied, (B) for any period required by applicable law, including, without limitation, any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer and (C) if all Offer conditions are satisfied or waived but the number of shares of Company Common Stock tendered is less than 90% of the then outstanding number of shares of Company Common Stock, for an aggregate period of not more than 5 business days (for all such extensions under this clause (C)) beyond the latest expiration date that would be permitted under clause (A) or (B) of this sentence; provided, however, that in the event of any extension pursuant to clause (C), all conditions set forth in Annex I which would have been satisfied if the Offer had been consummated on the date of such extension shall be deemed irrevocably waived by Parent and Newco. So long as this Agreement is in effect and the conditions to the Offer have not been satisfied or waived, at the request of Company, Newco shall extend the Offer for an aggregate period of not more than five business days (for all such extensions) beyond the originally scheduled expiration

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date of the Offer.  It is agreed that the conditions to the Offer are for the benefit of Parent and Newco and may be asserted by Parent or Newco regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or Newco not inconsistent with the terms hereof).

         (c) Parent and Newco shall file with the SEC as soon as practicable on the date the Offer is commenced, a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1") which shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement, and other ancillary Offer documents and instruments pursuant to which the Offer will be made (the Schedule 14D-1, together with any amendments and supplements thereto, the "Offer Documents").
 Each of Parent and Newco agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to Company's stockholders, in each case as and to the extent required by applicable federal securities laws and any other applicable law. Each of Parent and Newco, on the one hand, and Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect, and Parent and Newco further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to Company's stockholders, in each case as and to the extent required by applicable federal securities laws and any other applicable law. Company and its counsel shall be given the opportunity to review the Offer Documents before they are filed with the SEC. In addition, Parent and Newco agree to provide Company and its counsel in writing with any comments Parent, Newco or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Company shall cooperate with Parent and Newco in responding to any comments received from the SEC with respect to the Offer and amending the Offer in response to any such comments.

         (d) Subject to the terms and conditions of the Offer, Parent shall provide or cause to be provided to Newco on a timely basis the funds necessary to accept for payment, and pay for, shares of Company Common Stock that Newco becomes obligated to accept for payment, and pay for, pursuant to the Offer.

         SECTION 1.02.  Company Actions.

         (a) Company hereby approves of and consents to the Offer and represents that (i) its Board of Directors, at a meeting duly called and held, has (A) determined that this Agreement and the transactions contemplated hereby (including the Offer and the Merger) are fair to and in the best interests of Company and Company's stockholders, (B) approved this Agreement and the transactions contemplated hereby (including the Offer and the Merger), (C) assuming that neither Parent nor Newco is an Interested Stockholder (as such term is defined in Section 203 of the Delaware General Corporation Law (the "DGCL"), immediately prior to the Board of Directors of Company taking the actions described in this Section 1.02, taken all other actions necessary to render the restrictions on business combinations contained in Section

203 of the DGCL inapplicable to the Offer, the Merger, this Agreement and the Stockholder Agreement, and the transactions contemplated hereby and thereby and (D) resolved to recommend that the stockholders of Company accept the Offer, tender all their shares of Company Common Stock pursuant to the Offer and approve and adopt this Agreement and the transactions contemplated hereby (provided, however, that such recommendation may be modified, withdrawn or amended, but only to the extent that Company complies with the provisions of
Section 6.07) and (ii) Credit Suisse First Boston Corporation ("First Boston") has rendered to the Board of Directors of Company its opinion, as described in Section 4.01(o). Company hereby consents to the inclusion in the Offer Documents of the recommendations of Company's Board of Directors described in clause (i)(D) above, and has obtained the consent of First Boston to the inclusion in the Schedule 14D-9 (as defined in Section 1.02(b)) of a copy of the written opinion referred to in clause (ii) above.

         (b) Upon commencement of the Offer, Company shall promptly file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clause (i)(D) of Section 1.2(a); provided, however, that such recommendation may be modified, withdrawn or amended, but only to the extent that Company complies with the provisions of Section 6.07.
 Company agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to Company's stockholders, in each case as and to the extent required by applicable federal securities laws and any other applicable law. Each of Company, on the one hand, and Parent and Newco, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect, and Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to Company's stockholders, in each case as and to the extent required by applicable federal securities laws and any other applicable law. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, Company agrees to provide Parent and its counsel in writing with any comments Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Parent and Newco shall cooperate with Company in responding to any comments received from the SEC with respect to the Schedule 14D-9 and amending the Schedule 14D-9 in response to any such comments.

         (c) In connection with the Offer, if requested by Newco, Company shall promptly furnish, or cause to be furnished, to Newco mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date, and shall furnish Newco with such information and assistance (including updated information) as Newco or its agents may reasonably request in communicating the Offer to Company's stockholders. Parent and Newco agree to use such materials only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will promptly return all copies of such materials then in their possession or control (or the possession or control of their agents or representatives) to the Company or destroy such materials and provide Company with a signed written statement stating that such materials were destroyed.

         SECTION 1.03. Directors. (a) Promptly upon the acquisition by Newco of such number of shares constituting a majority of Company Common Stock and from time to time thereafter, Parent shall be entitled to designate a majority of the members of Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act. Company shall, upon request by Parent, promptly increase the size of the Board of Directors, to the extent permitted by its Certificate of Incorporation, and/or secure the resignations of such number directors as is necessary to enable Parent's designees to be so elected to the Board of Directors and shall cause Parent's designees to be so elected. Company shall take, at its sole expense, all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in form and substance reasonably satisfactory to Parent and its counsel, provided that Newco shall have furnished to Company all information required to be included in the Schedule 14(f)-1 Information Statement (the "Schedule 14f-1") with respect to Parent's designees on the board. In the event that a Continuing Director (as defined in Section 1.03(b)) resigns from Company's Board of Directors, Parent, Newco and Company shall permit the remaining Continuing Director to appoint his successor in his reasonable discretion.

         (b) Following the election or appointment of Parent's designees pursuant to this Section 1.03 and prior to the Effective Time (as defined in Section 2.03), any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Newco or waiver of any of Company's rights hereunder, shall require the concurrence of a majority of Company's directors (or the concurrence of the director, if there is only one remaining) then in office who are directors on the date hereof (a "Continuing Director"), or are directors (other than directors designated by Parent in accordance with this Section 1.03) designated by such persons to fill any vacancy.

                                     ARTICLE II.

                                      The Merger

         SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Newco shall be merged with and into Company at the Effective Time. At the Effective Time, the separate existence of Newco shall cease, and Company shall continue as the surviving corporation under the laws of the State of Delaware and shall continue under the name "Prime Service, Inc." and as a wholly-owned Subsidiary (as defined in Section 9.04) of Parent (Company as the surviving corporation in the Merger is sometimes referred to herein as the "Surviving Corporation").

         SECTION 2.02. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. New York City time on the second business day after satisfaction (or waiver if permissible) of the conditions set forth in Article VII (the "Closing Date"), at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004, unless another date, time or place is agreed to in writing by the parties hereto.

         SECTION 2.03. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file with the Secretary of State of the State of Delaware a certificate of ownership or merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Newco and Company shall agree is specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

         SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

         SECTION 2.05. Certificate of Incorporation; By-Laws. (a) At the Effective Time, and without any further action on the part of Company or Newco, the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of Company following the Merger, until thereafter amended as provided therein and under the DGCL.

         (b) At the Effective Time, and without any further action on the part of Company or Newco, the By-laws of Newco as in effect at the Effective Time shall be the By-laws of Company following the Merger until thereafter changed or amended as provided therein or by applicable law.

         SECTION 2.06. Directors. Other than the Continuing Directors, the directors of Company at the Effective Time shall be the directors of Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 2.07. Officers. The officers of Company at the Effective Time shall be the officers of Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                     ARTICLE III.

                             Effect of the Merger on the
                    Capital Stock of the Constituent Corporations

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



         SECTION 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Company, Newco or any holder of any shares of Company Common Stock or any shares of capital stock of Newco:

         (a) Common Stock of Newco. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock par value $0.01 of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Parent-Owned Company Common Stock. Each share of Company Common Stock that is owned by Company or by any Subsidiary of Company, and each share of Company Common Stock that is owned by Parent, Newco or any other Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

         (c) Merger Consideration. Except as otherwise provided herein, each issued and outstanding share of Company Common Stock (other than shares canceled pursuant to Section 3.01(b) and Dissenting Shares (as defined in Section 3.01(d)) shall be converted into the right to receive in cash from Company following the Merger an amount equal to the highest price per share paid pursuant to the Offer, without interest (the "Merger Consideration").

         (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration (but shall have the rights set forth in Section 262 of the DGCL (or any successor provision)) unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive Merger Consideration in accordance with this Section 3.01. Company shall give prompt notice to Parent of any demands received by Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in and approve all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than shares referred to in Section 3.01(d)) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration, to be paid in consideration therefor upon surrender of such certificate in accordance with
Section 3.03.

         SECTION 3.02. Treatment of Options. (a) Except as otherwise agreed to in writing between Company and the holder of any Company Stock Option (as defined below), and as consented to by Parent, immediately prior to the Effective Time, each outstanding stock option to purchase shares of Company Common Stock held by a current or former employee or director of Company or any Subsidiary thereof (a "Company Stock Option") granted under any stock option or stock purchase plan, program or arrangement of Company, including without limitation, the Management Incentive Stock Plan and the 1996 Management Incentive Stock Plan (collectively, the "Stock Plans"), whether or not then exercisable, shall be canceled by Company, and at the Effective Time or as soon as practicable thereafter, the holder thereof shall be entitled to receive from Company as of or as soon as practicable after the Effective Time in consideration for such cancellation an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share, previously specified in such Company Stock Option, reduced by the amount of withholding or other taxes required by law to be withheld.

         (b) Except as provided herein or as otherwise agreed by the parties, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall terminate as of the Effective Time.

         (c) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such actions as are necessary, subject if necessary, to obtaining consents of the holders thereof, to carry out the terms of this
Section 3.02.

         SECTION 3.03.  Exchange of Certificates. (a)  Exchange Agent.
Prior to the earlier to occur of (i) the mailing of the Proxy Statement (as defined in Section 4.01(d)) or (ii) the Effective Time, Parent shall appoint a bank or trust company located in the United States which is reasonably satisfactory to Company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As of or as soon as reasonably practicable after the Effective Time, Parent or Newco shall cause Company to deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III, cash in an amount equal to the aggregate Merger Consideration to be paid hereunder (the "Exchange Fund").

         (b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, into which the number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement.

The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of Company or its transfer agent of certificates representing shares of Company Common Stock and if such certificates are presented to Company for transfer, they shall be canceled against delivery of the Merger Consideration. If any Merger Consideration is to be remitted to a name other than that in which the certificate for Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person (as defined in Section 9.04) requesting such exchange shall pay to Company or its transfer agent any transfer or other taxes required by reason of the payment of Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03(b), each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 3.01. No interest will be paid or will accrue on any amount payable as Merger Consideration.

         (c) No Further Ownership Rights in Company Common Stock. Merger Consideration paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such certificates.

         (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates representing shares of Company Common Stock for six months after the Effective Time shall be delivered to Company, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Company and only as general creditors thereof for payment of their claim for Merger Consideration to which such holders may be entitled.

         (e) No Liability. No party to this Agreement shall be liable to any Person in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered in exchange for Merger Consideration prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.01(d))), any such amount shall, to the extent permitted by applicable law, become the property of Company, free and clear of all claims or interest of any Person previously entitled thereto.

         (f) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Company, provided that such investment shall be (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the Effective Time, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and
(B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Services, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investment, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or Moody's Investors Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months of the Effective Time and (v) money market mutual or similar funds having assets in excess of $1 billion. Any interest and other income resulting from such investments shall be paid to Company.

         (g) Lost Certificates. In the event any certificate or certificates representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with, this Article III, provided that the Person to whom the Merger Consideration is paid shall, if requested by the Surviving Corporation and as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such reasonable amount as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the certificate claimed to have been lost, stolen or destroyed.

                                     ARTICLE IV.

                            Representations and Warranties

         SECTION 4.01. Representations and Warranties of Company. Company represents and warrants to Parent and Newco as follows:

         (a) Organization, Standing and Corporate Power. Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect (as defined in Section 9.04) with respect to Company. Prior to the date hereof, Company has delivered to Parent complete and correct copies of the Certificate of Incorporation and By-laws of Company as currently in effect.

         (b) Subsidiaries; Investments. The only direct or indirect Subsidiary of Company is Prime Equipment Company, a Texas corporation, which owns no assets, has no liabilities (whether accrued, absolute, contingent or otherwise) and conducts no business. Company does not own, directly or indirectly, any capital stock or other ownership interest in any other corporation, partnership, business association, joint venture or other entity.

         (c) Capital Structure. The authorized capital stock of Company consists of (i) 100,000,000 shares of Company Common Stock, par value $.01 per share, and (ii) 10,000,000 shares of preferred stock (the "Preferred Stock"). Subject to any Permitted Changes (as defined in Section 5.01(a)(ii)) there are: (i) 27,991,721 shares of Company Common Stock issued and outstanding (excluding shares held in the treasury of Company); (ii) no shares of Company Common Stock held in the treasury of Company; (iii) 1,759,727 shares of Company Common Stock reserved for issuance upon exercise of authorized but unissued Company Stock Options pursuant to the Stock Plans;
(iv) 611,732 shares of Company Common Stock issuable upon exercise of awarded but unexercised Company Stock Options, with an exercise price per each awarded but unexercised Company Stock Option as is set forth in Section 4.01(c) of the disclosure schedule delivered to Parent by Company at the time of execution of this Agreement (the "Disclosure Schedule"); and (v) no shares of Preferred Stock issued and outstanding or in the treasury of Company. Except as set forth above, no shares of capital stock or other equity securities of Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Company are, and all shares which may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Company or obligating Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 4.01(c) of the Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Company and, except as contemplated by the Stockholder Agreement, to the knowledge (as defined in Section 9.04) of Company, there are no irrevocable proxies with respect to shares of capital stock of Company. Except as set forth in
Section 4.01(c) of the Disclosure Schedule, there are no agreements or arrangements pursuant to which Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or, to the knowledge of Company, among any securityholders of Company with respect to securities of Company.

         (d) Authority; Noncontravention. Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval (as defined in Section 4.01(q)) with respect to the consummation of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to Company Stockholder Approval. This Agreement has been duly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Newco) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as disclosed in Section
4.01 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation by Company of the transactions contemplated by this Agreement and compliance by Company with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien (as defined in Section 9.04) upon any of the properties or assets of Company under, (i) the Certificate of Incorporation, as amended, or By-laws, as amended, of Company, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Company or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to Company or could not prevent, materially hinder or materially delay the ability of Company to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (A) a proxy statement relating to Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), (B) the
Schedule 14D-1 to be filed by Parent and Newco, (C) the Schedule 14D-9 to be filed by Company and (D) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, would not (x) prevent or materially delay consummation of the Merger or the other transactions contemplated hereby or (y) have a Material Adverse Effect with respect to Company.

         (e) SEC Documents. Company has filed with the SEC all reports, schedules, forms, statements and other documents required pursuant to the Securities Act and the Exchange Act since February 27, 1995 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Company included in all SEC Documents filed since February 27, 1995 (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with generally accepted accounting principles the consolidated financial position of Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

         (f) Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the
Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement will, at the date it is first mailed to Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (iii) the Offer Documents will, at the time the Offer Documents or any amendments or supplements thereto are first published, sent to Company's stockholders, or at the time the Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Newco specifically for inclusion therein. For purposes of this Agreement, the parties agree that statements made and information in the
Schedule 14D-9 and the Proxy Statement relating to the federal income tax consequences of the transactions herein contemplated to holders of Company Common Stock shall be deemed to be supplied by Company and not by Parent or Newco.

         (g) Absence of Certain Changes or Events. Except as required by this Agreement, and except as disclosed in the SEC Documents filed by Company since January 1, 1997 and prior to the date of this Agreement (the "Recent SEC Documents"), since the date of the most recent audited financial statements included in such Recent SEC Documents, Company has conducted its business in the ordinary course consistent with past practice in all material respects, and there is not and has not been: (i) any Material Adverse Change (as defined in Section 9.04) with respect to Company; (ii) any condition, event or occurrence which, individually or in the aggregate, would have a Material Adverse Effect with respect to Company; (iii) any action, other than those described on Section 4.01(g) of the Disclosure Schedule, which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent or Newco pursuant to Section 5.01; or (iv) any condition, event or occurrence which, individually or in the aggregate, would prevent, materially hinder or materially delay the ability of Company to consummate the transactions contemplated by this Agreement.

         (h) Litigation; Labor Matters; Compliance With Laws.

              (i) Except as disclosed in the Recent SEC Documents or in
    Section 4.01(h)(i) of the Disclosure Schedule there is (1) no suit, action or proceeding pending, and (2) to the knowledge of Company, no suit, action or proceeding threatened against or investigation pending with respect to Company that, individually or in the aggregate, would have a Material Adverse Effect with respect to Company or prevent, materially hinder or materially delay the ability of Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company which, individually or in the aggregate, would have any such effect.

              (ii) Except as disclosed in Section 4.01(h)(ii) of the Disclosure Schedule or in the SEC Documents, (1) there are no labor strikes, disputes, slowdowns, stoppages or lockouts actually pending, or, to the knowledge of Company, threatened against or affecting Company and during the past five years there have been no such actions; (2) Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company;
    (3) to the knowledge of Company, there are no current union organizing activities among the employees of Company; (4) true, correct and complete copies of all written personnel policies, rules or procedures applicable to employees of Company have been delivered to Parent; (5) Company is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health;
    (6) there are no material complaints, charges, arbitrations, controversies, lawsuits or other proceedings pending or, to the knowledge of Company, threatened in any forum against Company alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship; (7) there are no employment contracts or severance agreements with any employees of Company; and (8) since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), Company has not effectuated (A) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Company, or (B) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Company; nor has Company engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

              (iii) To the knowledge of Company, the conduct of the business of Company complies in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

         (i) Employee Benefit Plans. (1) Section 4.01(i) of the Disclosure Schedule contains a true and complete list of each written and material unwritten "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), under which any employee or former employee of Company has any present or future right to benefits or under which Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

         (2) With respect to each Company Plan, Company has made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument;
(ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by Company to its employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; and (III) actuarial valuation reports.

         (3) (i) Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction), in each case, in all material respects; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification and to the knowledge of Company nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (iii) with respect to any Company Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Company, threatened, and, to the knowledge of Company, no facts or circumstances exist which could give rise to any such material actions, suits or claims and Company will promptly notify Parent in writing of any pending claims or, to the knowledge of Company, any threatened claims arising between the date hereof and the Effective Time; (iv) neither Company nor, to the knowledge of Company, any other party has engaged in a prohibited transaction, as such term is defined under Code Section 4975 or ERISA Section 406, which would subject Company or Parent to any material taxes, penalties or other liabilities under the Code or ERISA; (v) no event has occurred and no condition exists that would subject Company, either directly or by reason of its affiliation with any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), or (m)), to any material tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction); (vi) all insurance premiums required to be paid and all contributions required to be made under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction) as of the Effective Time have been or will be timely paid or made prior thereto and adequate reserves have been provided for on Company's balance sheet for any premiums (or portions thereof) and for all benefits attributable to service on or prior to the Effective Time; (vii) for each Company Plan with respect to which a Form 5500 has been filed, to the knowledge of Company, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; and (viii) no Company Plan provides for an increase in benefits on or after the Effective Time.

         (4) Except to the extent that each of the following, individually or in the aggregate, would not result in a material liability to Company, (i) no Company Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived); (ii) no event or condition exists which could be deemed a reportable event within the meaning of ERISA
Section 4043 which could result in a liability to Company or any member of its Controlled Group and no condition exists which could subject Company or any member of its Controlled Group to a fine under ERISA Section 4071; (iii) as of the Effective Time, Company and each member of its Controlled Group have made all required premium payments when due to the Pension Benefit Guaranty Corporation ("PBGC"); (iv) neither Company nor any member of its Controlled Group is subject to any liability to the PBGC for any plan termination occurring on or prior to the Effective Time; (v) no amendment has occurred which has required or would require Company or any member of its Controlled Group to provide security pursuant to Code Section 401(a)(29); and
(vi) neither Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA Section 4069.

         (5) With respect to each of the Company Plans which is not a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA but is subject to Title IV of ERISA (or a substantially similar provision of a foreign jurisdiction), as of the Effective Time, except as disclosed in
Section 4.01(i) of the Disclosure Schedule, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on an accumulated benefit obligation and projected benefit obligation basis within the meaning of Statement of Financial Accounting Standard ("SFAS") No. 87, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

         (6) With respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which Company or any member of its Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) Company and each member of its Controlled Group has or will have, as of the Effective Time, made all contributions to each such multiemployer plan required by the terms of such multiemployer plan or any collective bargaining agreement; (ii) neither Company nor any member of its Controlled Group has incurred any material withdrawal liability under Title IV of ERISA or would be subject to such liability if, as of the Effective Time of the merger, Company or any member of its Controlled Group were to engage in a complete withdrawal (as defined in ERISA Section 4203) or partial withdrawal (as defined in ERISA Section 4205) from any such multiemployer plan; (iii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA Sections 4241 and 4245, respectively); and (iv) neither Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA Section 4212(c).

         (7) (i) Each Company Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements; and (ii) Company has received a favorable determination from the Internal Revenue Service with respect to any trust intended to be qualified within the meaning of Code Section 501(c)(9).

         (8) Section 4.01(i)(8) of the Disclosure Schedule sets forth, on a plan by plan basis, the present value of benefits payable presently or in the future to present or former employees of Company under each unfunded Company Plan that must be accounted for in accordance with SFAS No. 87 or 106.

         (9) Except as set forth in Section 4.01(i)(9) of the Disclosure Schedule, no Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

         (j) Tax Returns and Tax Payments. Except as disclosed in Section 4.01(j) of the Disclosure Schedule, Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any of its Subsidiaries is or has been a member (a "Consolidated Group") has timely filed all Tax Returns required to be filed by it, in material compliance with all applicable laws, and such Tax Returns are complete and correct in all material respects, has timely paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in Section 4.01(j) of the Disclosure Schedule: (i) no material claim for unpaid Taxes has become a lien against the property of Company or a member of any Consolidated Group or is being asserted against Company or a member of any Consolidated Group; (ii) no audit of any Tax Return of Company or a member of any Consolidated Group is pending, being conducted or, to the knowledge of Company, threatened by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Company or a member of any Consolidated Group and is currently in effect; (iv) no consent under Section 341(f) of the Code has been filed with respect to Company; (v) Company is not a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by Company of any "excess parachute payments" within the meaning of Section 280G of the Code; (vi) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (vii) Company is not and has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (viii) Company has not been at any time a member of an affiliated group of corporations for purposes of Section 1501 of the Code that have filed consolidated returns; (ix) Company is not a party to any tax sharing or allocation agreement, nor has it given any indemnity against Taxes imposed on any other Person, that has not expired by its terms or otherwise have been terminated and for which no amount is claimed to be owed; (x) Company has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code; (xi) Company is neither doing business in nor engaged in a trade or business in any jurisdiction in which it has not filed all required income or franchise tax returns; (xii) Company has made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable state, local or foreign Tax provision; (xiii) all Taxes required to be withheld, collected or deposited by or with respect to Company have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (xiv) Company has not issued or assumed (A) any obligations described in Section 279(a) of the Code, (B) any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or (C) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that are not in registered form; (xv) there are no requests for information currently outstanding that could affect the Taxes of Company;
(xvi) there are no proposed reassessments of any property owned by Company or other proposals that could materially increase the amount of any Tax to which Company would be subject; and (xvii) there is no power of attorney currently in force with respect to any matter relating to Taxes that could materially affect the Tax liability of Company. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, or combination of two or more of the foregoing, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

         (k) Properties. Section 4.01(k) of the Disclosure Schedule contains a true and complete list of all real properties owned or leased by Company. Company has good and marketable title to all properties, assets and rights of any kind whatsoever which are material to the conduct of its business (whether real, personal or mixed, and whether tangible or intangible) owned by it (collectively, the "Company Assets"), in each case free and clear of all Liens and other encumbrances except for such Liens which have been disclosed in the SEC Documents or are listed on Section 4.01(k) of the Disclosure Schedule and except those Liens which, individually or in the aggregate, would not have a Material Adverse Effect with respect to Company. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against or affecting any Company Asset, and none of the Company Assets is subject to any commitment or other arrangement for its sale to a third party outside the ordinary course of business, which either individually or in the aggregate would have a Material Adverse Effect with respect to Company. Company has all permits (other than permits required under Environmental Laws (as defined in Section 4.01(l)), the representations and warranties with respect to which are set forth in Section 4.01(l)) necessary to own or operate the Company Assets and no such permits will be required, as a result of the Merger or the other transactions contemplated hereby, to be issued, re-issued or transferred after the Effective Time in order to permit Company following the Merger to continue to own or operate such Company Assets, other than any such permits which are ministerial in nature or the absence of which, individually or in the aggregate, would not have a Material Adverse Effect with respect to Company.

         (l) Environmental Matters. (i) Except as disclosed in Section 4.01(l)(i) of the Disclosure Schedule or in any Phase I or Phase II report previously made available to Parent, Company has obtained all permits, licenses and other authorizations which are required under the Environmental Laws for the ownership, use and operation of each location owned, operated or leased by Company (the "Property"), all such permits, licenses and authorizations are in effect, no appeal nor any other action is pending to revoke any such permit, license or authorization, and Company is in full compliance with all terms and conditions of all such permits, licenses and authorizations;

              (ii) Except as disclosed in Section 4.01(l)(ii) of the Disclosure Schedule, Company and the Property are in compliance with all Environmental Laws including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

              (iii) Except as disclosed in Section 4.01(l)(iii) of the Disclosure Schedule, to the knowledge of Company, Company has heretofore delivered to Parent true and complete copies of all environmental studies in the possession of Company or any of its current employees or consultants made in the last ten years relating to the Property or any other property or facility previously owned, operated or leased by Company;

              (iv) Except as disclosed in Section 4.01(l)(iv) of the Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter existing or pending, or to the knowledge of Company threatened, relating to Company, the Property or any other property or facility owned, operated or leased, or previously owned operated or leased by Company relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

              (v) Except as disclosed in Section 4.01(l)(v) of the Disclosure Schedule, Company has not, and to the Company's knowledge, no other Person has, Released, placed, stored, buried or dumped any Hazardous Substances or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to the Property or any property formerly owned, operated or leased by Company except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that there has been no Release of any such substances into the environment);

              (vi) Except as disclosed in Section 4.01(l)(vi) of the Disclosure Schedule, no Release, or Cleanup occurred at the Property or any other properties owned by Company which could result in the assertion or creation of a lien on the Property by any governmental body or agency with respect thereto, nor has any such assertion of a lien been made by any governmental body or agency with respect thereto;

              (vii) Except as disclosed in Section 4.01(l)(vii) of the Disclosure Schedule, no employee of Company in the course of his or her employment with Company has been exposed to any Hazardous Substances or other substance, generated, produced or used by Company which could give rise to any claim against Company;

              (viii) Except as disclosed in Section 4.01(l)(viii) of the Disclosure Schedule, Company has not received any notice or order from any governmental agency or private or public entity advising it that it is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances or any other waste or substance and Company has not entered into any agreements concerning such Cleanup, nor is Company aware of any facts which might reasonably give rise to such notice, order or agreement;

              (ix) Except as disclosed in Section 4.01(l)(ix) of the Disclosure Schedule, the Property does not contain any: (a) underground storage tanks; (b) asbestos; (c) equipment using PCBs; (d) underground injection wells; or (e) septic tanks in which process wastewater or any Hazardous Substances have been disposed;

              (x) Except as disclosed in Section 4.01(l)(x) of the Disclosure Schedule, Company has not entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental Liabilities and Costs;

              (xi) Except as disclosed in Section 4.01(l)(x) of the Disclosure Schedule, with regard to Company and the Property, there are no events, conditions, circumstances, activities, practices, incidents, actions or Company plans which are reasonably likely to materially interfere with or prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which are reasonably likely to give rise to any material common law or legal liability under the Environmental Laws, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, place of disposal, transport or handling, or the Release or threatened Release into the indoor or outdoor environment by Company or a facility of Company, of any Hazardous Substances;

              (xii) For purposes of this Agreement, the following terms shall have the following meanings:

         "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment;
    (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential clean up, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

         "Environmental Laws" means all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, or health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, and all laws and regulations with regard to recordkeeping, notification, disclosure, training and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

         "Hazardous Substances" means all substances defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

         "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, the Release or threatened Release of Hazardous Substances into the environment, as a result of past or present ownership, leasing or operation of any Properties, owned, leased or operated by Company;

         "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

         (m) Material Contracts. Company is not, and has not received any notice or has any knowledge that any other party is, in default in any respect under any material contract, agreement, commitment, arrangement, lease, policy or other instrument to which it is a party or by which it is bound ("Material Contracts"), except for those defaults which would not have a Material Adverse Effect with respect to Company; and, to the knowledge of Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.

         (n) Brokers. No broker, investment banker, financial advisor or other Person, other than First Boston, the fees and expenses of which will be paid by Company (pursuant to fee agreements, copies of which have been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

         (o) Opinion of Financial Advisor. Company has received the opinion of First Boston, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by Company's stockholders is fair to such holders of Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Parent.

         (p) Board Recommendation. The Board of Directors of Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of Company, (ii) assuming that neither Parent nor Newco is an Interested Stockholder (as such term is defined in Section 203 of the Delaware General Corporation Law (the "DGCL") immediately prior to the Board of Directors of Company taking the actions described in this Section 4.01(p), taken all other actions necessary to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to the Offer, the Merger, this Agreement and the Stockholders Agreement, and the transactions contemplated hereby and thereby and (iii) resolved to recommend that the holders of the shares of Company Common Stock accept the Offer, tender all their shares of Company Common Stock pursuant to the Offer and approve this Agreement and the transactions contemplated herein, including the Merger.

         (q) Required Company Vote. The affirmative vote of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is the only vote of the holders of any class or series of Company's securities which may be necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

         (r) No Rights Plan. Company has no rights plan or similar preferred stock purchase plan or similar arrangement.

         (s) Intellectual Property. (i) The only material intellectual property owned or used by Company which is material to the business of the Company consists of Company's mark "Prime Equipment" and its rights with respect to its point-of-sale system (the "Material Intellectual Property").

         (ii) Company owns or has the right to use all the Material Intellectual Property as it is currently used and consistent with past practice.

         (iii) Except as set forth on Section 4.01(s)(iii) of the Disclosure
Schedule: (1) all of the Material Intellectual Property of Company is subsisting and unexpired, free of all liens, encumbrances or other defects, has not been abandoned and does not infringe or otherwise impair the intellectual property rights of any third party; (2) none of the Material Intellectual Property of Company is the subject of any license, security interest or other agreement granting rights therein to any third party; (3) no judgment, decree, injunction, rule or order has been rendered by any U.S. or foreign Governmental Entity which would limit, cancel or question the validity of, or Company's rights in and to any Material Intellectual Property in any respect that would have individually or in the aggregate a Material Adverse Effect with respect to Company; (4) Company has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or Company's rights in and to any Material Intellectual Property, which, if adversely determined, could reasonably be expected to have individually or in the aggregate a Material Adverse Effect with respect to Company; and (5) Company has taken reasonable steps to protect, maintain and safeguard the Material Intellectual Property, for which improper or unauthorized disclosure would impair its value or validity.

         (t) Financial Accounting. Company has been advised by its independent accountants that no Transaction Proposal (as defined in Section 6.07) will qualify as a "pooling of interests" for financial accounting purposes for at least twelve months from the date hereof.

         SECTION 4.02. Representations and Warranties of Parent and Newco. Parent and Newco represent and warrant to Company as follows:

         (a) Organization, Standing and Corporate Power. Each of Parent and Newco is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Newco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to it.

         (b) Subsidiaries.  Newco has no direct or indirect Subsidiaries.

         (c) Capital Structure. The authorized capital stock of Newco consists of 1000 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien.

         (d) Authority; Noncontravention. Each of Parent and Newco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Newco and the consummation by Parent and Newco of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Newco. This Agreement has been duly executed and delivered by Parent and Newco and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of each of Parent and Newco, enforceable against each of Parent and Newco in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation by Parent and Newco of the transactions contemplated by this Agreement and compliance by Parent and Newco with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Newco under, (i) the certificate of incorporation or by-laws of Parent or Newco, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Newco or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent or Newco or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Parent or Newco or could not prevent, hinder or materially delay the ability of Parent or Newco to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Newco in connection with the execution and delivery of this Agreement by Parent and Newco or the consummation by Parent and Newco of any of the transactions contemplated by this Agreement, except for (i) the filing of a pre-merger notification and report form under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement, (B) the Schedule 14D-1 to be filed by Parent and Newco, (C) the Schedule 14D-9 to be filed by Company and
(D) such
other reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states.

         (e) Brokers. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by Parent or its Affiliates (as defined in Section 9.04), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Affiliates.

         (f) Interim Operations of Newco. Newco was formed on May 30, 1997 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         (g) Offer Documents; Proxy Statement. The Offer Documents shall not, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) none of the information supplied in writing by Parent or Newco specifically for inclusion in the Schedule 14D-9 will, at the time the
Schedule 14D-9 is filed with the SEC, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (iii) none of the information supplied in writing by Parent or Newco specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the stockholders of Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iv) the
Schedule 14f-1 will not, at the time the Schedule 14f-1 is filed with the SEC, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Newco makes any representation or warranty with respect to any information supplied by Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

         (h) Financing. Parent has sufficient financial capacity, and will cause Newco to have sufficient financial capacity, to consummate the Offer and the Merger.

                                      ARTICLE V.

              Covenants Relating to Conduct of Business Prior to Merger

         SECTION 5.01. Conduct of Business of Company. (a) Conduct of Business by Company. During the period from the date of this Agreement to the Effective Time (except as otherwise expressly contemplated by the terms of this Agreement), Company shall act and carry on its business in the usual, regular and ordinary course of business consistent with past practice and use its reasonable best efforts to preserve substantially intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having significant business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the merger, Company shall not, without the prior consent of Parent or except as provided on Schedule 5.01(a) of the Disclosure Schedule

              (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any capital stock of Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Company, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

              (ii) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than the issuance of Company Common Stock upon the exercise of Company Stock Options awarded but unexercised on the date of this Agreement and in accordance with their present terms (such issuances being referred to herein as "Permitted Changes");

              (iii) amend the certificate of incorporation, by-laws or other comparable charter or organizational documents of Company;

              (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

              (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which does not exceed $250,000 individually and $2,000,000 in the aggregate, except sales of inventory, rental equipment and receivables in the ordinary course of business consistent with past practice;

              (vi) (A) except in the ordinary course of business consistent with past practice incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other Person;

              (vii) acquire or agree to acquire any assets, other than in the ordinary course of business consistent with past practice, that are material, individually or in the aggregate, to Company, or make or agree to make any capital expenditures except capital expenditures which, individually or in the aggregate, do not exceed the amount budgeted therefor in Company's annual capital expenditures budget for 1997 previously provided to Parent;

              (viii) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (x) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, or (y) claims settled or compromised to the extent permitted by Section 5.01(a)(xii), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

              (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

              (x) enter into any collective bargaining agreement;

              (xi) change any material accounting principle used by it, except as required by the SEC or applicable law;

              (xii) settle or compromise any litigation or settle a dispute under any contract or other agreement (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) by Company in settlement or compromise does not exceed $100,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such matters shall not exceed $250,000;

              (xiii) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Company's Affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404; or

              (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

         (b) Changes in Employment Arrangements. Company shall not (except as may be required in order to give effect to the requirements of Section 3.02) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Plan) for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement.

         (c) Severance. Company shall not grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

         (d) WARN. Company shall not effectuate a "plant closing" or "mass layoff," as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of Company.

         (e) Tax Elections. Except in the ordinary course of business and consistent with past practice, Company shall not make any Tax election, change or request to change its method of accounting, or settle or compromise any federal, state, local or foreign Tax liability.

                                     ARTICLE VI.

                                Additional Agreements

         SECTION 6.01.  Proxy Statement; Stockholder Meeting.

         (a) Company and each of Parent and Newco shall prepare and file, or shall cause to be prepared and filed, with the SEC those documents, schedules and amendments and supplements thereto required to be filed with respect to the transactions contemplated by this

Agreement. Company, acting through its Board of Directors, shall, if necessary, cause a meeting of its stockholders (the "Stockholders Meeting") to be duly called (including establishing the record date, if requested, to be the date immediately after the date Newco first purchases any shares of Company Common Stock pursuant to the Offer) and shall give notice of, convene and hold the Stockholders Meeting as soon as practicable, and at such time and place designated by Parent, for the purpose of approving the Merger, this Agreement and any other actions contemplated hereby which required the approval of Company's stockholders. Company shall recommend to its stockholders approval of the Merger and take all reasonable actions necessary to solicit such approval. Company shall use its best efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, shall respond promptly to any comments of the SEC relating to any preliminary proxy statement regarding the Merger and the other transactions contemplated by this Agreement and to cause the Proxy Statement to be mailed to its stockholders, all at the earliest practicable time. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement or any other filing required to be made with the SEC with respect to the Proxy Statement or the Stockholders Meeting, each party shall promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to Company's stockholders such amendment or supplement. The Proxy Statement and all amendments and supplements thereto shall comply with applicable law and be in form and substance satisfactory to each of Parent and Company. Company, acting through its Board of Directors, shall include in the Proxy Statement the recommendation of its Board of Directors that stockholders of Company vote in favor of the approval and adoption of this Agreement and the Merger. Company shall use its best efforts to solicit from stockholders of Company proxies in favor of such approval and adoption and shall take all other actions necessary or, in the reasonable judgment of Parent, advisable to secure the vote or consent of the Company's stockholders required by the DGCL to effect the Merger.

         (b) Notwithstanding anything to the contrary contained herein, in the event that Newco shall acquire at least ninety percent (90%) of the outstanding Shares, the parties hereto agree, at the request of Parent, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting and without a vote of the Company's stockholders, in accordance with the DGCL.

         SECTION 6.02. Access to Information; Confidentiality. (a) Company shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to Parent and its representatives and to potential financing sources reasonable access during normal business hours, in a manner initially coordinated with the chief executive officer of Company, and thereafter coordinated with those persons designated by the chief executive officer, during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records, including security position listings and other information concerning beneficial owners and/or record owners of Company's securities which may be relevant to the Merger or Offer, and, during such period,

Company shall, and shall cause its officers, employees and representatives to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Each of Company, Parent and Newco will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the letter dated May 6, 1997, between Atlas Copco AB, Company and Investcorp International, Inc. (the "Confidentiality Agreement").

         (b) No investigation pursuant to this Section 6.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

         SECTION 6.03. Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the Offer. Parent and Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger and the Offer and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

         SECTION 6.04. Indemnification. (a) The certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in Company's certificate of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Company, unless such modification is required by law.

         (b) Company shall maintain in effect for three years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insureds than any such policies currently in effect on the date of this Agreement (the "Company Insurance"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Company Insurance policies; provided that (i) Company following the Merger shall not be required to spend in excess of 150% of the amount spent on current annual premiums for the Company Insurance (the "Premium Limit") per year therefor; provided further that if Company following the Merger would be required to spend in excess of the Premium Limit per year to obtain insurance having the maximum available coverage under Company Insurance policies, Company will be required to spend up to such amount to maintain or procure insurance coverage pursuant hereto, subject to availability of such (or similar) coverage and (ii) such policies may in the sole discretion of Company be one or more "tail" policies for all or any portion of the full three year period, provided that such "tail" policies, contain terms and conditions and provide coverage no less advantageous to the insureds than the terms, conditions and coverage in the Company Insurance. Company agrees that in the event it would be required to spend in excess of the Premium Limit per year to obtain insurance having the maximum available coverage under Company Insurance policies, Company will notify the officers and directors who are the beneficiaries thereof and permit such officers and directors to pay any excess amount over the Premium Limit which may be necessary to maintain such policies.

         (c) From and after the purchase of any shares of Company Common Stock pursuant to the Offer, Parent agrees to indemnify and agrees to cause the Surviving Corporation to indemnify all persons who are covered on the date of this Agreement by the Company Insurance (the "Indemnified Parties") to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of Company or as trustees or fiduciaries of any plan for the benefit of employees of Company, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent, from and after the date of purchase of any shares of Company Common Stock pursuant to the Offer, will pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Subject to Section 6.04(d), Parent shall advance (in reasonable amounts) and pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section
6.04 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

         (d) Any Indemnified Party wishing to claim indemnification under this Section 6.04, upon learning of any claim, action, suit, proceeding or investigation which may give rise to a right to indemnification under this
Section 6.04, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof (with counsel engaged by Parent or the Surviving Corporation to be reasonably acceptable to the Indemnified Party) and, provided there is no conflict of interest, Parent shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent.

         SECTION 6.05. Public Announcements. Neither Parent or Newco, on the one hand, nor Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger and the Offer, without the other party's prior consent (such consent not to be unreasonably withheld), except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with the New York Stock Exchange. In addition to the foregoing, Parent and Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed prior to the issuance thereof.

         SECTION 6.06. Employee Benefits. (a) Parent agrees that, and shall take all necessary action to ensure that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of Company will continue to be provided with (whether by Parent, the Surviving Corporation or otherwise) employee benefit plans (other than stock option or other plans involving the potential issuance of securities of Company) which in the aggregate are not materially less favorable to those currently provided by Company to such employees, to the extent permitted under laws and regulations in force from time to time, provided, however, that subject to compliance with this Section 6.06, Parent reserves the right to review all employee benefits after the Effective Time and to make such changes as it deems appropriate.

         (b) If any salaried employee of Company becomes a participant in any employee benefit plan, practice or policy of the Parent (or any of its Subsidiaries), such employee shall be given credit under such plan, practice or policy for all service prior to the Effective Time with Company or any predecessor employer (to the extent such credit was given by Company), and all service after the Effective Time and prior to the time such employee becomes such a participant, for purposes of eligibility and vesting and for all other purposes for which such service is either taken into account or recognized; provided, however, such service need not be credited to the extent it would result in a violation of the terms of Parent's defined benefit plans or result in a duplication of benefits, including, without limitation, benefit accrual service under defined benefit plans.

         SECTION 6.07. No Solicitation. Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), nor shall Company authorize or permit any of its officers, directors, agents, representatives, advisors to (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Person (other than Newco or Parent) relating to
(i) any acquisition or purchase of 20% or more of the consolidated assets of Company or of over 20% of any class of equity securities of Company, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party (as defined in Section 9.02) beneficially owning 20% or more of any class of equity securities of Company,
(iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Company other than the transactions contemplated by this Agreement, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or the Offer or which would or could reasonably be expected to materially dilute the benefits to Parent of the transactions contemplated hereby (collectively, "Transaction Proposals"), (b) agree to or endorse any Transaction Proposal, or (c) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Newco or Parent) to do or seek any of the foregoing; provided, however, that nothing in this Agreement shall prohibit Company (either directly or indirectly through advisors, agents or other intermediaries) from (A) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to Company in any material respect than the Confidentiality Agreement, concerning Company and its business, properties or assets to a third party who has offered to make a bona fide Transaction Proposal, (B) engaging in discussions or negotiations with such third party (C) following receipt of a bona fide Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (D) following receipt of a bona fide Transaction Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 4.01(p), and/or (E) taking any non-appealable, final action ordered to be taken by Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses
(A) through (D) only to the extent that the Board of Directors of Company shall have concluded in good faith after consulting with its outside counsel and financial advisors that such action is consistent with the discharge of its fiduciary duties to the stockholders of Company under applicable law; provided, further, that the Board of Directors of Company shall not take any of the foregoing actions referred to in clauses (A) through (E) above, until after reasonable notice to Parent with respect to such action and that such Board of Directors shall, to the extent it may do so without breaching such fiduciary duties, continue to advise Parent after taking such action and, in addition, if the Board of Directors of Company receives a Transaction Proposal, then Company shall promptly inform Parent of the terms and conditions of such proposal and the identity of the Person making it.
Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about Company that was furnished by or on behalf of Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

         SECTION 6.08. Resignation of Directors. At the Closing, Company shall deliver to Parent evidence satisfactory to Parent of the resignation of all Continuing Directors, effective at the Effective Time.

         SECTION 6.09. Certain Agreements. Company will not waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Parent.

         SECTION 6.10 Newco Obligations. Parent shall cause Newco to perform all of its obligations, agreements and covenants under this Agreement.

                                     ARTICLE VII.

                                 Conditions Precedent

         SECTION 7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Company Stockholder Approval. To the extent required by applicable law, Company Stockholder Approval shall have been obtained.

         (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

         (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

         SECTION 7.02. Conditions to Obligations of Parent and Newco. The obligations of Parent and Newco to effect the Merger are further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not individually or in the aggregate have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to the effect set forth in this paragraph.

         (b) Performance of Obligations of Company. Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform either individually or in the aggregate that would not have a Material Adverse Effect with respect to Company or materially adversely affect the ability of Company to consummate the transactions herein contemplated or perform its obligations hereunder).

         (c) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders individually or in the aggregate would not have a Material Adverse Effect with respect to Company.

         (d) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity or by any other Person, which has a reasonable likelihood of success and which, if successful, would have a Material Adverse Effect with respect to Company or Parent, or materially adversely affect the ability of the parties hereto to consummate the transactions contemplated herein.

Notwithstanding the foregoing, the obligations of Parent and Newco to effect the merger shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of any breach by Parent or Newco of any of their obligations under this Agreement.

         SECTION 7.03. Conditions to Obligation of Company. The obligation of Company to effect the Merger is further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Newco set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not individually or in the aggregate have a Material Adverse Effect with respect to Parent and Newco. Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to the effect set forth in this paragraph.

         (b) Performance of Obligations of Parent and Newco. Parent and Newco shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform, either individually or in the aggregate, that would not have a Material Adverse Effect with respect to Parent and Newco or materially adversely affect the ability of Parent and Newco to consummate the transactions herein contemplated or perform their respective obligations hereunder).

Notwithstanding the foregoing, the obligations of Company to effect the merger shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of any breach by Company of any of its obligations under this Agreement.

                                    ARTICLE VIII.

                          Termination, Amendment and Waiver

         SECTION 8.01. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of Company:

         (a) by mutual written consent of Parent and Company; or

         (b) by either Parent or Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the Offer and such order, decree, ruling or other action shall have become final and nonappealable; or

         (c) by either Parent or Company, if the Merger shall not have been consummated on or before October 31, 1997 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time); or

         (d) if Company Stockholder Approval is required, by either Parent or Company, if at the duly held meeting of the stockholders of Company (including any adjournment thereof) held for the purpose of voting on the Merger, this Agreement and the consummation of the transactions contemplated hereby, the holders of a majority of the outstanding shares of Company Common Stock shall not have approved the Merger, this Agreement and the consummation of the transactions contemplated hereby; or

         (e) by Parent, if Company or its Board of Directors shall have (1) withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of this Agreement or any of the transactions contemplated herein, (2) failed as promptly as practicable to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation in accordance with Section 6.01, (3) recommended any Transaction Proposal from a Person other than Parent or Newco or any of their Affiliates, or (4) resolved to do any of the foregoing; or

         (f) by Company, if, pursuant to and in compliance with Section 6.07 hereof, the Board of Directors of Company does not make or withdraws or modifies its recommendation referred to in Section 4.01(p).

         SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Newco or Company, other than the provisions of Section 4.01(n), Section 4.02(e), the last sentence of
Section 6.02(a), this Section 8.02, Section 9.02, Section 9.07 and 9.08. Nothing contained in this Section shall relieve any party of any liability for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent or Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                     ARTICLE IX.

                                  General Provisions

         SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties will be extinguished on consummation of the Merger and neither Company nor any officer, director or employee or stockholder shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 9.02. Fees and Expenses. (a) If this Agreement is terminated pursuant to Section 8.01(e) or Section 8.01(f), then Company shall (provided that Parent or Newco is not then in material breach of its obligations under this Agreement), promptly, but in no event later than one business day after the termination of this Agreement, reimburse Parent and Newco for all documented out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Newco and its Affiliates), whether incurred prior to, on or after the date hereof, in connection with the Offer, the Merger and the consummation of all transactions contemplated by this Agreement and the financing thereof; provided, that in no event shall Company be required to pay in excess of an aggregate of $5 million pursuant to this paragraph (a).

         (b) If this Agreement is terminated pursuant to Section 8.01(e) or
Section 8.01(f) and within twelve months following the date of such termination Company either (x) consummates with any Person or "group" (as referred to in Section 13(d)(3) of the Exchange Act, and including Company and any of its Affiliates) other than Parent, Newco or any of their Affiliates (collectively, "Third Party") a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 6.07 or (y) enters into a definitive agreement with a Third Party with respect to a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 6.07 (whether or not such Third Party is the same Third Party referred to in clause (i) above), then Company shall promptly, but in no event later than one business day after Company consummates the transaction referred to in clause (x) or (y) above, pay to Parent, in same day funds, a fee of $27.2 million, less any amounts paid by Company pursuant to Section 9.02(a).

         (c) In addition to the other provisions of this Section 9.02, in the event a fee is or becomes payable pursuant to Section 9.02(a) or (b) hereof, Company agrees promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse Parent and Newco for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting the expenses pursuant to paragraph (a) of this Section and the fee pursuant to paragraph (b) of this Section, as a result of any breach by Company of its obligations under this Section 9.02.

         (d) Except as provided otherwise in paragraph (a) above, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

         SECTION 9.03. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if

(i) delivered personally, (ii) sent by overnight courier (providing proof of delivery) or (iii) upon transmission (with confirmed delivery to the recipient of such communication) by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent or Newco, to

              Atlas Copco North America Inc.
              1211 Hamburg Turnpike
              Suite 214
              Wayne, New Jersey  07470
              Telephone: (973) 633-8600
              Telecopy:  (973) 633-9722

              Attention: Mark Cohen

              with a copy to

              Winthrop, Stimson, Putnam & Roberts
              One Battery Park Plaza
              New York, New York  10004-1490
              Telephone: (212) 858-1000
              Telecopy:  (212) 858-1500

              Attention: Stephen R. Rusmisel, Esq.

         (b) if to Company, to

              Prime Service, Inc.
              16225 Park Ten Place
              Suite 200
              Houston, TX 77084

              Attention: Chief Executive Officer
                         Corporate General Counsel

              with copies to:

              Gibson, Dunn & Crutcher LLP
              200 Park Avenue
              New York, New York  10166-0193
              Telephone: (212) 351-4000
              Telecopy:  (212) 351-4035

              Attention: E. Michael Greaney, Esq.

         SECTION 9.04.  Definitions.  For purposes of this Agreement:

         (a) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

         (b) "knowledge" with respect to Company means the actual knowledge of the following officers and employees (as well as any of their successors) of Company: Chief Executive Officer, Chief Financial Officer, Director of Finance and Corporate General Counsel, and, without duplication, the employees primarily responsible for environmental and Tax matters concerning Company, in each case after reasonable investigation and inquiry;

         (c) "Lien" means any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever;

         (d) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with any Person, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, liabilities, financial condition or results of operations of such Person but shall exclude any change or effect resulting from general economic conditions (including, without limitation, changes in interest rates) and, with respect to
    Section 4.01(g)(i) and (ii) hereof and paragraph (iii)(E) of Annex I, any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof;

         (e) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

         (f) "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

         SECTION 9.05. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries.
This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, other than Sections 6.04 and 6.06 is not intended to confer upon any Person other than the parties hereto any rights or remedies.

         SECTION 9.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

         SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

         SECTION 9.11 Consent to Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of New York, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

         IN WITNESS WHEREOF, Newco and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                             ATLAS COPCO NORTH AMERICA INC.



                             By: _________________________
                                 Name:
                                 Title:

                             PS ACQUISITION CORP.



                             By: _________________________
                                 Name:
                                 Title:


                             PRIME SERVICE, INC.



                             By: _________________________
                                 Name:
                                 Title:

                                       ANNEX I

                               CONDITIONS OF THE OFFER


         The term "Agreement" as used in this Annex I shall mean the Agreement and Plan of Merger to which this Annex I is attached, and all capitalized terms used in this Annex I and not defined in this Annex I shall have the respective meanings set forth in the Agreement.

         Notwithstanding any other provision of the Offer or the Agreement, and in addition to (and not in limitation of) Newco's rights to extend and amend the Offer at any time (subject to the provisions of the Agreement), Newco shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Newco's obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Company Common Stock, and may terminate the Offer as to any shares of Company Common Stock not then paid for, if:

         (i) any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall not have expired or been terminated;

         (ii) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer at least 20 million shares of Company Common Stock;

         (iii) at any time on or after the date of the Agreement, any of the following events shall have occurred:

              (A) there shall have been any action taken or threatened, or any statute, rule, regulation, judgement, temporary restraining order, preliminary or permanent injunction or other order, decree or filing proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger by any Governmental Entity that would directly or indirectly, (1) make the acceptance for payment or the payment for, or the purchase of some or all of, the shares of Company Common Stock pursuant to the Offer illegal or otherwise materially delay, restrict or prohibit consummation of the Offer or the Merger or the consummation of any transaction contemplated by the Agreement, (2) result in a material delay in or materially restrict the ability of Newco, or render Newco unable, to accept for payment, pay for or purchase some or all of the shares of Company Common Stock, (3) require the divestiture by Parent, Newco, Company or any of their respective Subsidiaries or Affiliates of all or any material portion of the business, assets or property of any of them or any shares of Company Common Stock or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties or shares of Company Common Stock,
         (4) impose any
         material limitation on the ability of Parent, Newco or any of their Affiliates to acquire or hold or to exercise effectively all rights of ownership of the shares of Company Common Stock, including the right to vote any shares of Company Common Stock purchased by any of them on all matters properly presented to the stockholders of Company, including, without limitation, the adoption and approval of the Agreement and the Merger, (5) result in a material diminution in the benefits expected to be derived by Parent or Newco as a result of the transactions contemplated by the Offer or the Agreement, or
         (6) impose any conditions to the Offer, the Agreement or the Merger, which would be materially adverse to Parent or Newco; or

              (B) Company shall have breached, or failed to observe or perform, in any material respect, any of its covenants or agreements under the Agreement or any of the representations or warranties of Company set forth in the Agreement shall not be true and accurate both when made and as of the date of consummation of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the breach or failure to observe or perform such covenants or agreements, or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), does not have, a Material Adverse Effect with respect to Company; or

              (C) the Board of Directors of Company or any committee thereof shall have (1) withdrawn or modified (including without limitation, by amendment of Company's Schedule 14D-9) in a manner adverse to Parent or Newco its approval or recommendation of the Offer, the Merger or the Agreement, (2) approved or recommended any Transaction Proposal by a Third Party other than the Offer and the Merger, or
         (3) publicly resolved to do any of the foregoing; or

              (D) the Agreement shall have been terminated in accordance with its terms; or

              (E) a Material Adverse Effect or Material Adverse Change with respect to Company shall have occurred; or

              (F) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on, or other similar event that materially adversely affects, the extension of credit in the United States by banks or other lending institutions, or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which materially adversely affects the extension of credit.

         The foregoing conditions are for the sole benefit of Parent, Newco and their Affiliates and may be asserted by Parent or Newco regardless of the circumstances (including any action or inaction by Parent or Newco or any of their Affiliates not inconsistent with the terms of the Agreement) giving rise to such condition. All the foregoing conditions may be waived by Parent or Newco in whole or in part at any time and from time to time in the sole discretion of Parent or Newco. The failure by Parent or Newco at any time to exercise its rights with respect to the foregoing conditions shall not be deemed a waiver of any such condition, and each condition shall be deemed an ongoing condition with respect to which Parent or Newco may assert its rights at any time and from time to time.

                                         -3-